Exhibit 23.1

Consent of Ernst & Young LLP

Independent Registered Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-52809, No. 33-56933, No. 333-25419, No. 333-65993, No. 333-75889, No. 333-77673 and No. 333-80507, No. 333-53888, No. 333-36667) pertaining to the Employee Savings and Investment Plan of Valley National Bank of our report dated June 28, 2005, with respect to the financial statements and schedules of Valley National Bank’s Employee Savings and Investment Plan included in this Annual Report (Form 11-K) for the two years ended December 31, 2004.

/s/ Ernst & Young LLP

New York, New York

June 28, 2005